AGREEMENT

     This Agreement (herein so called) is entered into as of this 2nd day of September, 1998 by and among Greate Bay Hotel and Casino, Inc. ("GBHC"), GB Holdings, Inc., ("GBH"), GB Property Funding Corp. ("GBPF") (collectively with their Subsidiaries, the "Debtors"), on the one hand, and Greate Bay Casino Corp. ("GBCC"), PHC Acquisition Corp. ("PHC"), Lieber Check Cashing, LLC. ("Lieber"), Jack E. Pratt, William D. Pratt, and Edward T. Pratt, Jr. (collectively, the "Pratts" and together with GBCC, PHC, and Lieber, the "Defendants"), and Hollywood Casino Corporation ("HCC"), on the other.

                                 R E C I T A L S

A. On January 5, 1998, the Debtors commenced proceedings under Chapter 11 of Title 11 of the United States Code (the "Chapter 11 Proceedings") in the United States Bankruptcy Court for the District of New Jersey, Camden Vicinage (the "Court").

B. On July 27, 1998, GBHC filed a certain adversary proceeding against the Defendants in the Court that was docketed at No. 98-1220 seeking to recover, among other things, the rights under that certain contract of sale between PHC and FGP Bala, Inc. ("FGP") dated as of January 1, 1998 for the sale of Lots 5, 6, 7, 2, 3, 16, 19, & 42 on Block 30 and Lot 73 on Block 33 on the Tax Map of the City of Atlantic City and what is commonly known in Atlantic City, New Jersey as the Midtown Bala (the "Midtown Bala Option"), and the rights to Lot 14 on Block 30 of the Tax Map of the City of Atlantic City that Lieber acquired, subject to a purchase money mortgage, from Andermatt Corp. by deed dated July 22, 1996 (the "Lieber Parcel"), and to restrain the Defendants from using the Net Operating Loss tax attributes (the "NOL's") of the Debtors (the "Adversary Proceeding").

C. On or about August 19, 1998, the Defendants filed a Motion in the Adversary Proceeding seeking to disqualify Gibbons Del Deo Griffinger & Vecchione as counsel to the Debtors in the Adversary Proceeding (the "Gibbons DQ Motion"), and on or about August 20, 1998 filed a Motion seeking a Preliminary Injunction Against Frederick H. Kraus (the "FK Motion").

D. On August 24, 1998, GBCC filed a Response and Emergency Application in the Adversary Proceeding (the "Consolidated Return Motion").

E. The Debtors, on one side, and the Defendants, on the other side, have reached a settlement in the Adversary Proceeding which resolves all of the issues raised in the Adversary Proceeding, including the Consolidated Return Motion, and which results in the dismissal with prejudice of the Gibbons DQ Motion and the FK Motion.

     NOW, THEREFORE, the Debtors, the Defendants, and where applicable, HCC, for themselves and all entities owned or controlled by them, including direct or indirect subsidiaries ("Subsidiaries") stipulate and agree as follows:

     1. Forthwith upon the execution of this Agreement and approval of this Agreement by the Court, the Debtors will provide GBCC with executed Internal Revenue Service Form 1122's for the 1997 tax year with respect to the GBCC Group, as hereafter defined, for each of the Debtors and the Subsidiaries of GBH and the remaining tax issues are resolved in accordance with the terms as follows:

          a. HCC may file an amended consolidated federal corporate tax return ("Amended Return") for calendar year 1996. HCC may use any NOL's attributable to the Debtors as of December 31, 1996 for any purpose in the Amended Return. However, if any tax, interest or penalties are due on the Amended Return, HCC, GBCC or any of GBCC's Subsidiaries other than the Debtors will satisfy all such obligations from its or their own funds.

          b. GBCC will file a timely return by the September 15, 1998 extended date for the filing of a return previously obtained by GBCC for a new consolidated group for calendar year 1997 consisting of GBCC and all of its Subsidiaries (the "GBCC Group"). GBCC may use any NOL's attributable to the Debtors as of December 31, 1997 for any purpose in the GBCC 1997 return. However, if any tax is due on the GBCC 1997 return, GBCC or any of its Subsidiaries other than the Debtors will satisfy all such obligations from its or their own funds.

          c. The GBCC Group will file a return for calendar year

     1998 and in a manner in accordance with prior practice. HCC represents and covenants that it will take no action that will require any cancellation of debt income or any gains on disposition of assets to be recognized by the GBCC Group in 1998. GBCC represents and covenants that any restructuring of the obligations of Pratt Casino Corporation ("PCC"), PRT Funding Corp. ("PRT"), and/or New Jersey Management, Inc. ("NJMI") (the "PRT Restructuring") will not result in any cancellation of debt income or other taxable gains to the GBCC Group while the Debtors are members of the GBCC Group; provided that nothing herein shall prevent the cancellation of indebtedness in a bankruptcy proceeding. In the event that GBHC seeks to take a deduction for tax purposes for post petition interest expense as part of the 1998 return, GBHC will deliver to GBCC an opinion addressed to GBCC from a law firm reasonably satisfactory to GBCC or from a nationally recognized "Big Five" certified public accounting firm that there is substantial authority for such deduction. GBCC represents and covenants that NOL's of the GBCC Group will be available to shelter any taxable income from GBH and Subsidiaries in 1998 or from the deconsolidation of the GBH Group as hereafter defined, and otherwise GBCC or its Subsidiaries will pay any resulting tax liability. However, to the extent that there is tax actually due as a result of GBHC not taking a deduction for post petition interest expense and if the remaining NOL's of the GBCC Group are insufficient to shelter the tax liability resulting from nondeducted post petition interest expense, GBHC will be obligated to pay any such tax liability. In addition, after allowing for the use of GBCC Group NOL's to shelter any income of the Debtors, regardless of whether such income results from nondeducted interest or otherwise, HCC may take action that would result in cancellation of debt income or gain on the disposition of assets to the GBCC Group, if GBCC and its Subsidiaries other than the Debtors pay any tax due.

          d. On or before December 31, 1998, GBCC will cause GBH and its Subsidiaries to become deconsolidated from the GBCC Group by causing PCC to transfer 21% of the stock ownership interest of PCC in GBH (the "GBH Stock

     Interest") free and clear of liens and encumbrances to a person other than any member of the GBCC Group such that PCC and its affiliates would no longer be the owner of at least 80% of the vote and value of the GBH stock as set forth in 26 USC ss.1504 or, with the written consent of GBHC, by otherwise causing GBH and its Subsidiaries to cease to be members of the GBCC Group so that GBH and its Subsidiaries can form a new consolidated group with GBH as the common parent (the GBH Group"). Unless GBCC notifies GBHC within seven (7) days of the approval of this Agreement by the Court that GBCC will otherwise cause the deconsolidation of GBH and its Subsidiaries or notifies GBHC of the identity of a person to hold the GBH Stock Interest, GBCC authorizes GBHC to file a petition with the New Jersey Casino Control Commission, seeking approval to transfer the GBH Stock Interest to a designee of the Debtors (or to the person designated by GBCC if notice is provided within such seven (7) days) effective on or before December 31, 1998 and will cooperate with GBHC, using GBCC's good faith best efforts, to cause such approval to be obtained. GBHC will use its good faith best efforts to obtain approval of such a petition. In addition, GBCC will cause PCC to take no action that will prevent the effectiveness of the consent of GBH to be the common parent of the GBH Group. At the deconsolidation of GBH and its Subsidiaries, the Debtors will receive their allocated share of any unused NOL's available to the GBCC Group in accordance with regulations and procedures of the IRS. GBCC Group shall not make an election under Treas. Reg. 1.1502-20(g) with respect to such deconsolidation. If because of the deconsolidation, any adjustment is required by the Treasury Regulations promulgated under 26 U.S.C. Section 1502, GBCC will fully disclose to the Debtors its analysis and calculation of such adjustments on a timely basis but no later than forty-five (45) days before the GBCC Group's 1998 federal income tax return is due (taking into account any extension). The inclusion of all such adjustments that relate to the GBH Group as a result of such deconsolidation shall be subject to the written consent of the GBH Group. Any dispute concerning such adjustments shall be resolved by the Court.

          e. HCC and GBCC represent and covenant with respect to any audits for returns covering tax periods beginning prior to January 1, 1997, and GBCC represents and covenants with respect to any audits covering tax periods beginning subsequent to December 31, 1996 and until formation of the GBH Group, that the Debtors will be protected from exposure to liabilities resulting from activities of HCC and its Subsidiaries or GBCC and its Subsidiaries, as the case may be, other than the Debtors, and, to the extent there is money due the IRS as a result of audits with respect to such activities, HCC and/or GBCC will be responsible for payment of such amounts. The Debtors represent and covenant with respect to any audit adjustments covering tax periods prior to the formation of the GBH Group that the GBCC Group (other than the Debtors) and HCC will be protected from exposure to liabilities resulting from activities of the Debtors and, to the extent there is money due the IRS as a result of audits with respect to such activities, the Debtors will be responsible for payment of such amounts.

          f. Except as provided in this Agreement, neither HCC nor GBCC will enter into any agreements with the IRS or take a position in any IRS audit or amend any returns that will adversely affect the tax attributes of the Debtors or any tax issues affecting the Debtors without the written consent of the Debtors nor will HCC and/or GBCC engage in any negotiations with the IRS where either HCC or GBCC will make concessions with respect to issues or tax attributes affecting the Debtors in return for favorable treatment or the absence of any action with respect to issues or tax attributes affecting HCC and/or GBCC and their Subsidiaries other than the Debtors without the Debtors written consent. HCC and GBCC will fully disclose to the Debtors all audit issues, notices and correspondence with the IRS as they arise that would affect the Debtors so the Debtors can enforce, at their expense, the rights provided to them under the provisions of this paragraph.

     2. With respect to that certain promissory note by GBHC in favor of GBCC dated February 7, 1997 in the amount of $8,000,000 together with accrued interest (the "GBHC Demand Note"), and with respect to that certain claim in the amount of $10,902,000 for the claimed double payment of taxes by GBHC against GBCC arising from the payment of deferred taxes to Pratt Casino Properties, Inc., PPI Corporation, or GBCC (the "Deferred Tax Claim"), GBHC releases GBCC and its Subsidiaries, their officers, directors, employees, shareholders, agents, and insurers from the Deferred Tax Claim in exchange for a release of GBHC, which GBCC hereby grants to GBHC and its Subsidiaries, their officers, directors, employees, shareholders, agents, and insurers, from the claims arising from the GBHC Demand Note.

     3. With respect to the claim of GBHC against PCPI Funding Corp. ("PCPI") arising from an advance on or about September 27, 1990 in the amount of $6.6 million plus accrued interest (the "PCPI Advance"), GBHC covenants not to sue any members of the GBCC Group or any of their officers, directors, employees, shareholders, agents, and insurers for, or take any other action with respect to, any claim arising out of the PCPI Advance, except that GBHC preserves whatever rights it may have to offset the amount of the PCPI Advance against the holders of, and with respect to, the Subordinated Notes as hereafter defined.

     4. PHC represents that it and FGP entered into that certain Extension of Closing Date Agreement dated as of July 28, 1998, which extended the closing date under the Midtown Bala Option until September 30, 1999 (the "Extension"). Under the Midtown Bala Option, PHC has made the required down payment of $1,000,000 to be applied against the purchase price and the down payment of $1,000,000 is being held in escrow in accordance with the terms of that certain Escrow Agreement dated as of January 1, 1998 (the "Escrow") between PHC, FGP, and the Title Company of Jersey (the "Title Company"). PHC also represents that it has paid the $300,000 required under the Extension to FGP and that the only act required to extend the Midtown Bala Option under the Extension to September 30, 1999 is the payment of another $1,000,000 to be held under the Escrow and to be applied against the purchase price under the Midtown Bala Option. PHC also represents that its rights under the Midtown Bala Option remain freely assignable as provided under the original provisions of the Midtown Bala Option. PHC agrees to assign, and, by this Agreement, does hereby assign, effective immediately after the transfer of the Membership interests in Lieber to GBHC, as described in paragraph 5 below, all of its right, title, and interest under the Midtown Bala Option and the

Extension and to the funds held by the Title Company under the Escrow to Lieber in return for the payment by GBHC of $1,300,000 upon approval of this Agreement by the Court and for the Confirmation Payment as hereafter defined. PHC also agrees to deliver to GBHC a separate confirmatory instrument of assignment consistent with the provisions of this paragraph and in a form reasonably satisfactory to GBHC.

     5. Lieber owns the Lieber Parcel. The Lieber Parcel shall be conveyed as described below, subject to the purchase money mortgage in favor of Andermatt Corp. (the "Mortgage"), for the sum of (a) $150,000, representing the payments made to Andermatt Corp. on account of the purchase price (the "Downpayment") plus (b) principal and interest payments on the Mortgage (the "P&I Payments"), plus (c) out of pocket expenses incurred by Lieber at or after closing for the Lieber Parcel (other than attorney's fees) (the "Expenses") less (d) all income received in respect of the Lieber Parcel on or after closing (the "Income") (the "Downpayment", the "P&I Payments", and the "Expenses" less the "Income, collectively, the "Purchase Price") upon the approval of this Agreement by the Court, and upon payment of the Purchase Price. GBHC and Lieber agree that the Purchase Price equals the $251,000 advanced by GBCC under the Lieber Note as hereafter defined provided that GBHC shall be entitled to any cash on hand in the checking account of Lieber. GBHC will pay the Purchase Price to GBCC in complete satisfaction of that certain promissory note by Lieber in favor of GBCC dated July 22, 1996 (the "Lieber Note") and in return for the transfer of the ownership of the Lieber Parcel, and the rights to the lease for the Lieber Parcel to FGP (the "Lieber Lease") upon the approval of this Agreement by the Court. The transfer of the ownership of the Lieber Parcel and the rights to the Lieber Lease shall be accomplished by transfer of the Membership Interests of PHC Properties, Inc. ("PHCP") and PHC Holdings, Inc. ("PHCH") in Lieber to GBHC and, by this Agreement, the Membership Interests of PHCP and PHCH in Lieber, constituting all of the Membership Interests in Lieber, are assigned to GBHC upon approval of this Agreement by the Court and upon payment of the Purchase Price. Except for the Mortgage, Lieber represents and covenants that the transfer of the Lieber Parcel and the Lieber Lease will be free and clear of the claims of any persons other than customary restrictions and easements of record and identified in the "marked-up" title commitment of the Title Company at the closing on the Lieber Parcel on July 22, 1996, and GBCC represents that Lieber has no debts or obligations to anyone other than the Lieber Note that will be satisfied as a result of the actions contemplated in this paragraph. GBCC also agrees to deliver to GBHC a confirmatory instrument of assignment of the Membership interests of PHCH and PHCP in Lieber consistent with the provisions of this paragraph and in a form reasonably satisfactory to GBHC.

     6. The Confirmation Payment is $500,000, is not subject to offset, and is payable to a designee of GBCC as an allowed administrative claim under Sections 503 and 507 of the Bankruptcy Code upon the effective date of a Plan of Reorganization of GBHC.

     7. This Agreement resolves all of the issues raised in the Adversary Proceeding and the Adversary Proceeding including the Consolidated Return Motion, the Gibbons DQ Motion and the FK Motion are dismissed with prejudice. Except to the extent set forth herein, HCC on its behalf and on behalf of its Subsidiaries and GBCC on its behalf and on behalf of its Subsidiaries exclusive of the Debtors, on one side, and the Debtors on their own behalf and on behalf of their Subsidiaries, on the other side, do hereby release each other and their respective officers, directors, employees, shareholders, counsel, agents, and insurers (collectively, the "Released Parties"). The Released Parties agree to deliver to each other confirmatory mutual releases consistent with the provisions of this paragraph and in a form reasonably satisfactory to each other. Nothing in this paragraph shall be deemed to amend those certain agreements dated June 28, 1998, which were approved by the Court on July 7, 1998 and by the Casino Control Commission on July 8, 1998, and those agreements remain in effect in accordance with their terms. Nothing in this Agreement shall release any claim against a party that is not a Released Party.

     8. GBCC will cause the opposition to the pending Motion of GBHC to Reject the Management Agreement, which is returnable September 28, 1998 (the "Rejection Motion"), to be withdrawn and will do so in a form reasonably satisfactory to GBHC for presentation to the Court contemporaneously at the hearing on the approval of this Agreement for the entry of an Order granting the Rejection Motion effective September 28, 1998. The withdrawal of the opposition to the Rejection Motion is without prejudice to NJMI to assert a damages claim (the "Rejection Claim") and without prejudice to the Debtors to assert any defenses they have to that rejection damages claim and, except as provided in paragraph 8a below, including a fraudulent conveyance claim. Notwithstanding the foregoing, and as provided in paragraph 8a below, the fraudulent conveyance claim may not be asserted against any member of the GBCC Group (other than NJMI and PRT) and HCC. Without limiting the standing of NJMI to assert the Rejection Claim, the Rejection Claim may only be brought by or on behalf, and, in either case, only for the benefit of, the bondholders of PRT (the "Bondholders") or the designees of the Bondholders provided, however, that, if the Rejection Claim is successful, whether by reason of settlement or trial, there shall be no direct or indirect distribution to or for the benefit of the Released Parties except that PCC or NJMI could use any proceeds to pay the operating expenses of PCC or NJMI incurred on or before any such recovery. Neither HCC and its Subsidiaries nor GBCC and its Subsidiaries other than NJMI or PRT will provide financial support for the prosecution of the Rejection Claim.

     8a. Except with respect to NJMI and PRT, the Debtors will not assert and hereby release claims arising under Chapter 5 of the Bankruptcy Code ("Avoidance Actions/Claims") against HCC, GBCC, and their affiliates, including but not limited to, PCC. With respect to NJMI and PRT, the Debtors additionally will not assert Avoidance Actions/Claims against either of them or the PRT Bondholders unless a Rejection Claim is filed within 30 days after Court approval of this Agreement (the "Rejection Claims Bar Date"). If a Rejection Claim is not timely filed, it shall be deemed released and waived with prejudice, and, similarly, any Avoidance Actions/Claims of the Debtors against NJMI and PRT and the PRT Bondholders will be deemed released and waived with prejudice simultaneously with the expiration of the Rejection Claim at the Rejection Claim Bar Date. If a Rejection Claim is timely filed by the Rejection Claim Bar Date, then the Debtors may assert Avoidance Actions/Claims against PRT or NJMI or against any holder of the Rejection Damage Claim or the Subordinated Notes (except for PCC with respect to the PCC Sub Note other than the offset described in the next sentence), but may not seek to levy, collect upon or otherwise recover from any intercompany balance, debt, receivable, note, or other obligation owing to PRT or NJMI from PCC or any other nonDebtor affiliate of GBCC or HCC. Notwithstanding the release of the Avoidance Actions/Claims as to PCC described in this paragraph, the Debtors may, in the event a Rejection Claim is timely filed by the Rejection Bar Date, defensively assert Avoidance Actions/Claims as an offset to the PCC Sub Note, but the Debtors may not assert Avoidance Actions/Claims affirmatively against any other assets of PCC. Pursuant to this Agreement, PCC and all other affiliates of GBCC and HCC, other than NJMI and PRT, are buying their peace with the Debtors and are fully released from all claims by the Debtors or their estates.

     9. Except as provided in paragraphs 8 or 8a of this Agreement, nothing in this Agreement shall operate to prejudice the rights, if any, of the holders of that certain Subordinated Promissory Note of GBHC in favor of PRT dated February 17, 1994 in the amount of $10,000,000 (the "PRT Sub Note") and that certain Subordinated Promissory Note of GBHC in favor of PCC dated January 14, 1997 in the amount of $5,000,000 (the "PCC Sub Note" and together with the PRT Sub Note, the "Subordinated Notes"). All defenses, if any, the Debtors have to the Subordinated Notes are preserved. The rights, if any, in the Subordinated Notes are preserved for the benefit of the Bondholders in the PRT Restructuring and, in the event of recovery on the Subordinated Notes, whether by reason of settlement or trial, there will be no distribution to or for the benefit of the nonDebtor Released Parties, provided that the holders of the Subordinated Notes have standing to assert any claim on the Subordinated Notes for the benefit of the Bondholders.

     10. GBHC and HCC have already commenced the process of splitting off the employees of GBHC from the HCC Employee 401K Retirement Savings Plan (the "401K Plan") and will jointly cause the employees to become part of a separate 401K Plan by January 1, 1999. Until that changeover, HCC will continue to administer the 401K Plan and GBHC will continue to pay its allocated share of external costs of administration in accordance with present practice.

     11. This agreement is without prejudice to the proofs of claims filed by HCC or GBCC or their Subsidiaries in the GBHC Chapter 11 Proceedings for goods, services or royalty fees provided in the ordinary course of business to GBHC. The only claims held by HCC, or any of the Defendants or any of their Subsidiaries against any of the Debtors or the Debtors Subsidiaries as of the date immediately prior to giving effect to this Agreement are set forth on Exhibit A (the "Claims"). Except as provided herein, the defenses, offsets, and counterclaims, if any, of GBHC to any such proofs of claims are also preserved provided, however, that the counterclaims with respect to NJMI and PRT are described in paragraphs 8 and 8a above and otherwise are limited to intercompany accounts arising from the provision of goods or services by or on behalf of the Debtors in the ordinary course of business to HCC or GBCC or their Subsidiaries. HCC, the Defendants, and their Subsidiaries shall (a) not amend or increase any of the Claims, (b) consent to the expungement of any of the Claims which are released pursuant to this Agreement, and (c) not acquire or assert any claims against any of the Debtors or their Subsidiaries which are not set forth on Exhibit A. Nothing in this paragraph 11 varies or modifies the provisions of paragraphs 2, 3, 6, 8, 8a, or 9 above with respect to the claims or defenses described therein. With respect to post petition intercompany accounts between GBH and its Subsidiaries and HCC or its Subsidiaries or GBCC or its Subsidiaries other than the Debtors, nothing in this Agreement releases any person from any obligation for goods, services or royalties provided by or on behalf of any other person in the ordinary course of business.

     12. Neither HCC nor any of the Defendants will make any application to terminate the exclusivity period of the Debtors or to oppose any future extension of the exclusivity period. Neither HCC nor GBCC will seek, request, apply for or support directly or indirectly the appointment of a trustee or examiner for any of the Debtors. HCC and GBCC will cause their Subsidiaries to comply with the provisions of this paragraph.

     13. Pending the hearing on the settlement on the Adversary Proceeding represented by this Agreement, the Debtors agree to adjourn the date for responsive pleadings in the Adversary Proceedings by the Defendants and, in the event this settlement of the Adversary Proceeding is not approved by the Court, agree that such responsive pleadings may be filed within five days after the date of a decision by the Court rejecting the settlement of the Adversary Proceeding. The dates by which GBHC may respond to the Gibbons DQ Motion, the FK Motion, or any discovery served in this action is extended to the later of the date otherwise required by the discovery rules or five days after the date of a decision by the Court rejecting the settlement of the Adversary Proceeding.

     14. The parties to this Agreement agree to cooperate with each other, and to take all actions necessary, to confirm the transactions contemplated by this Agreement.

     15. Time is of the essence in the performance of this Agreement.

     16. This Agreement may not be amended or modified in any respect except with the written consent of the parties hereto, is binding upon the successors and assigns of the parties and their successors in interest, and shall be interpreted in accordance with New Jersey law without regard to the conflicts of laws principles of New Jersey law.

     17. This Agreement will be effective when executed by all of the parties hereto and when approved by the Court. This Agreement may be executed in counterparts by the parties and a



              THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK telecopied signature is as effective as an original.

ACCEPTED AND AGREED:

Greate Bay Casino Corporation       PHC Acquisition Corp.


BY:/s/ JOHN HULL                    BY:/s/ WILLIAM D. PRATT
       -------------------------           ---------------------------
       John Hull                           William D. Pratt



Lieber Check Cashing, LLC.          Hollywood Casino Corporation


BY:/s/ JACK E. PRATT                BY:/s/ EDWARD T. PRATT III
       -------------------------           ---------------------------
       Jack E. Pratt                       Edward T. Pratt III


/s/ JACK E. PRATT                   /s/ WILLIAM D. PRATT
    --------------------------          ---------------------------
    Jack E. Pratt                       William D. Pratt


/s/ EDWARD T. PRATT JR.
    --------------------------
    Edward T. Pratt Jr.



Greate Bay Hotel and Casino, Inc.   GB Holdings, Inc.


BY:/s/ TIMOTHY A. EBLING            BY: /s/ TIMOTHY A. EBLING
       ---------------------------          ---------------------------
       Timothy A. Ebling                    Timothy A. Ebling



GB Property Funding Corp.

BY:/s/ TIMOTHY A. EBLING
       ---------------------------
       Timothy A. Ebling

                            EXHIBIT "A" TO AGREEMENT
                             DATED SEPTEMBER 2, 1998



                PROOFS OF CLAIM AND INTEREST FILED BY GBCC GROUP,
                   HCC AND AFFILIATES IN THE SANDS BANKRUPTCY


Claimant              Amount(1)       Explanation
--------              ---------       -----------
PCC               $5,728,000.00     Based upon GBHC $5 Million Note,
                                    a.k.a. the "PCC Sub Note"

PCC                    1,279.58     On account of routine corporate
                                    expenses paid prepetition on behalf of
                                    GB Holdings (claim is against GB
                                    Holdings)(2)

PCC                   N/A           Proof of interest (as opposed to a
                                    proof of claim) to reflect PCC's 100%
                                    ownership interest in GB Holdings, as
                                    evidenced by that certain stock
                                    certificate dated October 27, 1993
                                    reflecting PCC's ownership of 1000
                                    shares of common stock.

PRT               12,754,375.00     Based upon GBHC $10 Million Note,
                                    a.k.a. the "PRT Sub Note"

GBCC               9,479,871.98     Based upon GBHC $8 Million Note, a.k.a.
                                    the "GBHC Demand Note" (amount is net
                                    of certain prepetition payables owed to
                                    GBHC)(3)

-------------

     (1) Amounts include the respective claimants' computation of principal, interest accrued as of the January 5, 1998 bankruptcy petition date with respect to the Sands Group, charges and offsets, where applicable, all as set forth in detail in the various proofs of claim.

     (2) All other proofs of claim listed herein, with the exception of this one proof of claim filed by PCC against GB Holdings, are against GBHC. The proof of interest described in the third line hereinabove is against GB Holdings.

     (3) This proof of claim is to be deemed withdrawn and/or released pursuant to paragraph 2 of the Agreement.



                                     1 of 2

NJMI                 128,899.60     On account of unpaid, prepetition
                                    management fees for the 12/1/97 -
                                    1/4/98 time period (amount is net of
                                    certain prepetition payables owed to
                                    GBHC). NJMI will likely file an
                                    additional proof of claim in respect of
                                    rejection damages, after the September
                                    28, 1998 rejection of the NJMI
                                    Management Services Agreement, pursuant
                                    to paragraph 7 of the Agreement.

ACSC                  49,230.74     On account of various prepetition goods
                                    and services provided (amount is net of
                                    certain prepetition payables owed to
                                    GBHC)

PPI Corp.             22,467.09     On account of unpaid, prepetition
                                    royalty fees for use of the "Sands"
                                    trademark for the 12/1/97 - 1/4/98 time
                                    period

HCC                    3,360.30     On account of various prepetition
                                    services provided (amount is net of
                                    certain prepetition payables owed to
                                    GBHC)

HMI                   19,253.35     On account of various prepetition
                                    services provided (amount is net of
                                    certain prepetition payables owed to
                                    GBHC)



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